EXHIBIT 12.0

STATEMENT RE: RATIO OF EARNINGS TO FIXED CHARGES

	Years Ended December 31,
(dollars in thousands)	2017		2016		2015
Including Interest Paid on Deposits:
Earnings (loss) before income taxes	$668,215		$777,128		$(132,013)
Combined fixed charges:
Interest expense on deposits	229,782		171,023		160,149
Interest expense on borrowed funds	222,454		216,464		349,604
Appropriate portion (1/3) of rent expenses	11,219		11,081		11,206

Total fixed charges	$463,455		$398,568		$520,959

Earnings before income taxes and fixed charges	$1,131,670		$1,175,696		$388,946

Ratio of earnings to fixed charges	2.44	x	2.95	x	0.75	x

Excluding Interest Paid on Deposits:
Earnings (loss) before income taxes	$668,215		$777,128		$(132,013)
Combined fixed charges:
Interest expense on borrowed funds	222,454		216,464		349,604
Appropriate portion (1/3) of rent expenses	11,219		11,081		11,206

Total fixed charges	$233,673		$227,545		$360,810

Earnings before income taxes and fixed charges	$901,888		$1,004,673		$228,797

Ratio of earnings to fixed charges	3.86	x	4.42	x	0.63	x